Exhibit 99.1

GSV Capital to Provide Portfolio Update via Webcast During 2012 Annual Meeting of Stockholders

Woodside, CA – June 1, 2012 – GSV Capital Corp., “GSV”, (Nasdaq: GSVC) today announced that CEO and founder Michael T. Moe will provide a portfolio update as well as commentary on the market via a live audio webcast after the Company’s annual meeting of stockholders on Tuesday, June 5, 2012. The audio webcast will be accompanied by a slide presentation that will be available for download on the investor relations section of GSV’s website (http://investors.gsvcap.com/).

What:	GSV Capital 2012 Annual Meeting of Stockholders Audio Webcast

When:	Tuesday, June 5, 2012

Time:	2:00 p.m. PT

Webcast:	http://investors.gsvcap.com/

The annual meeting will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California 94025. You have the right to attend and vote at the meeting in person if you were a stockholder of record at the close of business on April 16, 2012.

About GSV Capital Corp.

GSV Capital Corp. (Nasdaq:GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund's objective is to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

Media:
Kim Hughes

(415) 516-6187

kim@blueshirtgroup.com

Investors:

Alex Wellins

(415) 217-5861

alex@blueshirtgroup.com